CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 3, 2006, except for Notes 2, 8, and 11 for which the date is May 24, 2006, relating to the consolidated financial statements, financial statement schedules, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Humana Inc.'s Current Report on Form 8-K dated May 24, 2006.

/s/ PricewaterhouseCoopers LLP

Louisville, Kentucky
May 31, 2006